Exhibit 4.3

QEP Resources, Inc.,

as Issuer

5.375% Senior Notes due 2022

5.250% Senior Notes due 2023

5.625% Senior Notes due 2026

FIRST SUPPLEMENTAL INDENTURE

Dated as of March 23, 2021

Wells Fargo Bank, National Association
Trustee

FIRST SUPPLEMENTAL INDENTURE

FIRST SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of March 23, 2021, between QEP Resources, Inc., a Delaware corporation (the “Company”), and Wells Fargo Bank, National Association, as Trustee (the “Trustee”).

W I T N E S S E T H

WHEREAS, the Company has heretofore executed and delivered to the Trustee an indenture, dated as of March 1, 2012 (the “Base Indenture”), under which (i) the 5.375% Senior Notes due 2022 (the “2022 Notes”) were issued pursuant to that certain Officer’s Certificate dated March 1, 2012 (the “2022 Notes Officer’s Certificate” and the Base Indenture as supplemented by the 2022 Notes Officer’s Certificate, the “2022 Notes Indenture”), (ii) the 5.250% Senior Notes due 2023 (the “2023 Notes”) were issued pursuant to that certain Officer’s Certificate dated September 12, 2012 (the “2023 Notes Officer’s Certificate” and the Base Indenture, as supplemented by the 2023 Notes Officer’s Certificate, the “2023 Notes Indenture”) and (iii) the 5.625% Senior Notes due 2026 (the “2026 Notes” and, together with the 2022 Notes and the 2023 Notes, the “Notes”) were issued pursuant to that certain Officer’s Certificate dated November 21, 2017 (the “2026 Notes Officer’s Certificate” and the Base Indenture, as supplemented by the 2026 Notes Officer’s Certificate, the “2026 Notes Indenture”) (the 2022 Notes Indenture, the 2023 Notes Indenture and the 2026 Notes Indenture are collectively referred to herein as the “Original Indentures”);

WHEREAS, the Company has previously issued (i) $500,000,000 in aggregate principal amount of the 2022 Notes, (ii) $650,000,000 in aggregate principal amount of the 2023 Notes and (iii) $500,000,000 in aggregate principal amount of the 2026 Notes, in each case pursuant to the terms, provisions and conditions set forth in the Original Indentures, and, on the date hereof, (x) the aggregate principal amount of 2022 Notes outstanding is $465,061,000, (y) the aggregate principal amount of 2023 Notes outstanding is $636,840,000 and (z) the aggregate principal amount of 2026 Notes outstanding is $500,000,000;

WHEREAS, Diamondback Energy, Inc., a Delaware corporation (“Diamondback”) and the sole stockholder of the Company, has offered to purchase for cash any and all of the outstanding Notes pursuant to that certain Offer to Purchase for Cash and Consent Solicitation Statement (the “Offer”);

WHEREAS, in connection with the Offer, Diamondback has requested that Holders of the Notes deliver their consents (the “Consent Solicitation”) with respect to the amendments set forth in Section 2 hereof (collectively, the “Amendments”);

WHEREAS, Section 9.02 of each Original Indenture provides that the Company and the Trustee may amend or supplement the Original Indentures with the written consent (including consents obtained in connection with a tender offer or exchange offer for Notes of any one or more series or all series or a solicitation of consents in respect of Notes of any one or more series or all series, provided that in each case that offer or solicitation is made to all Holders of then outstanding Notes of each such series (but the terms of that offer or solicitation may vary from series to series)) of the Holders of at least a majority in principal amount of the then outstanding Notes of all series affected by the amendment or supplement, acting as one class;

WHEREAS, the Amendments would affect all of the Notes and would amend each of the Original Indentures;

WHEREAS, in connection with the Consent Solicitation, the Holders of at least a majority in aggregate principal amount of the Notes outstanding on the date hereof, acting as one class, have duly consented to the Amendments set forth in this Supplemental Indenture in accordance with Section 9.02 of each Original Indenture;

WHEREAS, the Company intends to take the position that this Supplemental Indenture shall not result in a material modification for purposes of compliance with the Foreign Account Tax Compliance Act or FATCA; and

WHEREAS, all conditions necessary to authorize the execution and delivery of this Supplemental Indenture and to make this Supplemental Indenture valid and binding have been complied with and satisfied.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

1.	DEFINITIONS; CONSTRUCTION.

For all purposes of this Supplemental Indenture, except as otherwise herein expressly provided or unless the context otherwise requires: (i) the terms and expressions used herein shall have the same meanings as corresponding terms and expressions used in the Original Indentures; and (ii) the words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular section hereof.

2.	AMENDMENTS TO ORIGINAL INDENTURES.

Subject to Section 3(b) hereof:

(a)	Article IV of the Base Indenture (Covenants).

(i)	Section 4.03 of the Base Indenture (“SEC Reports; Financial Statements”) and all references thereto in each Original Indenture are hereby deleted in their entirety and replaced with “[Reserved]”.

(ii)	Section 4.08 of the Base Indenture (“Limitation on Liens”) and all references thereto in each Original Indenture including, without limitation, Section 1(m) of the 2026 Notes Officer’s Certificate, are hereby deleted in their entirety and replaced with “[Reserved]”;

(iii)	Section 4.04 of the Base Indenture (“Compliance Certificate”) is hereby amended and restated to read in its entirety as follows:

To the extent required by the terms of the TIA, the Company shall comply with the provisions of Section 314(a) of the TIA.

(b)          Article V of the Base Indenture (Successors). Section 5.01 of the Base Indenture (“Limitations on Mergers, Consolidations and Other Transactions”) is hereby amended to delete clauses (2) and (3) thereof and all references thereto and to replace such clauses with “[reserved]”; clause (1) thereof shall remain in effect.

(c)          Article VI (Defaults and Remedies). Section 6.01 of the Base Indenture (“Events of Default”) is hereby amended to delete clauses (3), (4), (5), (6), (7) and (8) thereof and all references thereto and to replace such clauses with “[reserved]”.

(d)          2022 Notes Officer’s Certificate. Section 1(m) of the 2022 Notes Officer’s Certificate is hereby deleted in its entirety and replaced with “[Reserved]”.

(e)          2023 Notes Officer’s Certificate. Section 1(n) of the 2023 Notes Officer’s Certificate is hereby deleted in its entirety and replaced with “[Reserved]”.

(f)           2026 Notes Officer’s Certificate. Each of Sections 1(m) and 1(n) of the 2026 Notes Officer’s Certificate is hereby deleted in its entirety and replaced with “[Reserved]”.

(g)          Definitions; References. The Original Indentures are hereby amended by deleting any definitions from the Original Indentures (including any exhibits thereto) with respect to which references would be eliminated as a result of the amendments to the Original Indentures pursuant to Sections 2(a)-(e) hereof. To the extent any Article, Section, definition or paragraph of an Original Indenture has been amended or deleted from such Original Indenture pursuant to Sections 2(a)-(f) hereof, any reference in any provision of such Original Indenture (including any exhibits thereto) or any Note to such Article, Section, definition or paragraph shall be deemed so amended or disregarded in, and be deemed eliminated from, such provisions, as applicable. To the extent of any conflict between the terms of the Notes and the terms of the applicable Original Indenture, as amended by this Supplemental Indenture (as each is so amended, an “Indenture” and collectively, the “Indentures”), the terms of the Indentures shall govern and be controlling.

3.            EFFECT; EFFECTIVENESS; PART OF INDENTURE.

(a)          Effect of Supplemental Indenture. Except as amended hereby, all of the terms of the Original Indentures and the Notes shall remain and continue in full force and effect and are hereby ratified and confirmed in all respects. From and after the date of this Supplemental Indenture, all references to an Original Indenture (whether in such Original Indenture or in any other agreements, documents or instruments) shall be deemed to be references to such Original Indenture as amended and supplemented by this Supplemental Indenture.

(b)          Effectiveness. The provisions of this Supplemental Indenture shall be effective and enforceable against the parties hereto upon execution and delivery of this Supplemental Indenture by the parties hereto. Notwithstanding the immediately preceding sentence, the Amendments set forth in Section 2 shall become operative only at such time when a majority in aggregate principal amount of the outstanding Notes, treated as one class, are purchased by Diamondback pursuant to the Offer. The Company will notify the Trustee in writing, which may be by email, of the occurrence of the date upon which the Amendments become operative.

(c)          Supplemental Indenture Part of Indenture. This Supplemental Indenture shall constitute an indenture supplemental to each Original Indenture and shall be construed in connection with and form a part of each Original Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

4.            GOVERNING LAW. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ANY PRINCIPLES OF CONFLICTS OF LAWS THEREUNDER TO THE EXTENT THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

5.            TRUSTEE MAKES NO REPRESENTATION. The Trustee accepts the amendments of the Indenture effected by this Supplemental Indenture, but on the terms and conditions set forth in the Indenture, including the terms and provisions defining and limiting the liabilities and responsibilities of the Trustee. Without limiting the generality of the foregoing, the Trustee shall not be responsible in any manner whatsoever for or with respect to any of the recitals or statements contained herein, all of which recitals or statements are made solely by the Company, or for or with respect to (i) the validity or sufficiency of this Supplemental Indenture or any of the terms or provisions hereof, (ii) the proper authorization hereof by the Company by action or otherwise, (iii) the due execution hereof by the Company or (iv) the consequences of any amendment herein provided for, and the Trustee makes no representation with respect to any such matters.

6.            COUNTERPARTS. This Supplemental Indenture shall be valid, binding, and enforceable against a party only when executed and delivered by an authorized individual on behalf of the party by means of (i) any electronic signature permitted by the federal Electronic Signatures in Global and National Commerce Act, state enactments of the Uniform Electronic Transactions Act, and/or any other relevant electronic signatures law, including relevant provisions of the Uniform Commercial Code (the “UCC”) (collectively, “Signature Law”); (ii) an original manual signature; or (iii) a faxed, scanned, or photocopied manual signature.  Each electronic signature or faxed, scanned, or photocopied manual signature shall for all purposes have the same validity, legal effect, and admissibility in evidence as an original manual signature.  Each party hereto shall be entitled to conclusively rely upon, and shall have no liability with respect to, any faxed, scanned, or photocopied manual signature, or other electronic signature, of any party and shall have no duty to investigate, confirm or otherwise verify the validity or authenticity thereof.  This Supplemental Indenture may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute one and the same instrument.  For avoidance of doubt, original manual signatures shall be used for execution or indorsement of writings when required under the UCC or other Signature Law due to the character or intended character of the writings. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

7.            EFFECT OF HEADINGS. The Section headings herein are for convenience only and shall not affect the construction hereof.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first above written.

COMPANY

QEP RESOURCES, INC.

By:	/s/ Teresa L. Dick
Teresa L. Dick
Executive Vice President, Chief Accounting Officer and Assistant Secretary

[Signature Page to First Supplemental Indenture]

TRUSTEE

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Patrick T. Giordano
Patrick T. Giordano Vice President

[Signature Page to First Supplemental Indenture]